Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of iBio, Inc. of our report, dated October 13, 2016, on our audits of the consolidated financial statements of iBio, Inc. and Subsidiaries as of June 30, 2016 and 2015 and for the years then ended. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Roseland, New Jersey

August 4, 2017